                                TABLE OF CONTENTS

ARTICLE                                                          PAGE
-------                                                          ----
 1.   RECOGNITION...............................................   1
 2.   MANAGEMENT RIGHTS.........................................   2
 3.   PROBATIONARY PERIOD.......................................   3
 4.   PART-TIME EMPLOYEES.......................................   4
 5.   WAGES.....................................................   5
 6.   UNION SECURITY AND CHECKOFF...............................   5
 7.   UNION ACCESS TO PLANT.....................................   7
 8.   OVERTIME, SATURDAYS, SUNDAYS AND HOLIDAYS.................   8
 9.   HOURS OF WORK.............................................   9
10.   SENIORITY.................................................   9
11.   ABSENTEEISM - LATENESS....................................  12
12.   LAYOFF AND DISCHARGE......................................  13
13.   HOLIDAYS..................................................  14
14.   VACATIONS.................................................  15
15.   GRIEVANCE PROCEDURE AND ARBITRATION.......................  17
16.   STRIKES AND LOCKOUTS......................................  21
17.   WAIVER....................................................  22
18.   GENERAL...................................................  23
19.   SICK LEAVE................................................  24
20.   TERM OF AGREEMENT.........................................  24



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                             ARTICLE 1. RECOGNITION

             Sel-Leb Marketing, Inc. (hereinafter "the Employer" or "the Company") hereby recognizes Local 300-S Production Service & Sales District Council I.U.C. AFL-CIO (hereinafter "the Union"), as the exclusive collective bargaining representative of the following employees: All production and maintenance employees, warehouse employees, shipping and receiving employees and drivers employed by the Employer at its 495 River Street, Paterson, New Jersey facility. Specifically excluded from coverage under this Agreement are all other persons employed by the Company including, but not limited to, seasonal employees (defined as working the last month of each of the Company's fiscal quarters), office clerical employees, professional employees, sales employees, watchmen, janitors, guards, production supervisors, foremen and supervisors as defined in the National Labor Relations Act.

                          ARTICLE 2. MANAGEMENT RIGHTS

             This Agreement shall not be construed to infringe on or impair any of the normal management rights of the Employer. The rights in question include, but are not limited to: the right to plan, direct and control plant operations; the right to hire new employees, assign duties to employees and direct the work force; the right to hire

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part-time and seasonal employees; the right to discipline, suspend or discharge employees; the right to transfer or lay off employees because of lack of work or other business reasons; the right to determine the size of the work force; the right to establish and require employees to observe Employer policies, rules and regulations; the right to plan, direct, control, continue, sell or discontinue any part of the operations; the right to create, discontinue or modify any bonus or monetary programs not specifically provided for herein; the right to determine and change the method and manner of operations and the number of employees necessary to perform operations; the right to establish and change working schedules; the right to establish reasonable standards of work performance for employees; the right to conduct random drug testing; the right to introduce new or improved methods of production or facilities; the right to select or change materials, processes, products, equipment and tools; the right to change existing business practices; the right to move or relocate the plant as it deems advisable as well as the right to subcontract work as it deems necessary. This statement of management rights is not intended to exclude other inherent rights which are not mentioned herein which are vested exclusively in the Employer unless expressly abridged by some other written portion of this Agreement.
                         ARTICLE 3. PROBATIONARY PERIOD

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             Newly-hired employees shall be deemed, during the first 90 calendar days of their employment, to be probationary workers. The probation period may be extended upon request by the Employer for an additional 30 calendar days. The Union's approval of such extension shall not be unreasonably withheld. During such period, they shall not accrue seniority. Upon the satisfactory completion of such probationary employment they shall be deemed regular employees under this Agreement and their seniority shall be measured from their date of hire. During the probationary period, the Employer reserves the right to terminate or discharge such employee at its sole discretion. Such actions by the Employer shall not be subject to the grievance and arbitration provisions of this Agreement.
                         ARTICLE 4. PART-TIME EMPLOYEES

             A. It is understood and agreed between the parties that part-time employees referred to in Articles 1 and 2 herein, are eligible for wage increases and prorated fringe benefits, including, but not limited to the vacation, sick leave and holiday provisions of this Agreement.

             B. The Company may pay part-time employees any rate other than a rate higher than provided for herein.

             C. Any violation of this provision is subject to the grievance procedure.

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             D. Part-time employees are subject to the provisions of Article 6.

                                ARTICLE 5. WAGES

             All persons on the payroll as of August 1, 1997 shall receive the following wage increases:1

             Effective September 1,1997: 15 cents per hour. Effective September 1, 1998: 22 1/2 cents per hour. Effective September 1, 1999: 22 1/2 cents per hour. Effective September 1, 2000: 22 1/2 cents per hour. Effective September 1, 2001: 22 1/2 cents per hour.

             A.     ARTICLE 6. UNION SECURITY AND CHECKOFF:

                    A. Union Security:

                    This agreement shall apply to wages, hours and all other terms and conditions of employment for the employees of the Company covered by this agreement located at the above mentioned address.


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1 Employees hired subsequent to August 1, 1997, to be eligible for any wage increase, must be on the payroll for 90 days prior to any effective date thereof. However, they shall receive a twelve and one half cent ($.0125) increase on their thirty first (31st) day of employment. There shall be no pyramiding of such twelve and one half cent ($.0125) increase and the general wage increases set forth above.


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                    All present employees covered by this agreement, who are
members of the Union, at the time it becomes effective, as a condition of continued employment, shall maintain membership in good standing in the Union. All present employees who are not members of the Union, shall be required, as a condition of continued employment, to become and remain members in good standing in the Union on or after the thirty-first (31st) day following the execution of this agreement, or its effective date, or their date of employment, whichever is later. All employees thereafter hired, shall be required, as a condition of continued employment, to join and become members of the Union on or after the thirty-first (31st) day of their hiring, and to maintain membership in good standing in the Union. "Good standing," for the purpose of this agreement, shall mean the payment or tender of periodic dues and initiation fees uniformly required of all Union members.

             B.     Checkoff:

                    The Employer agrees to deduct the Union's periodic dues and initiation fees from the pay of each employee who individually authorizes such deductions in writing and to remit the amounts so deducted to the Union. Said deduction authorization shall be in such form as to conform with Section 302(c) of the Labor Management Relations Act of 1947 as amended. The Employer will then deduct such dues in the

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amount certified to the Employer by the Secretary/Treasurer of the Union.

             C.     Indemnity:

                    The Union agrees to indemnify and hold the Employer harmless against any and all claims, suits or other forms of liability arising out of the deduction of money for Union initiation fees or dues from the pay of employees, if such deductions are made pursuant to a written deduction authorization executed by the employee in question.

                        ARTICLE 7. UNION ACCESS TO PLANT

             A delegate who wishes to enter the plant shall only be permitted to enter the plant, pursuant to the terms of this clause, upon receiving permission to enter the premises from the Warehouse Manager or Directors. Permission to enter the plant for the described purposes shall not unreasonably be withheld.

                              ARTICLE 8. OVERTIME,
                         SATURDAYS, SUNDAYS AND HOLIDAYS

             A. It is agreed that there are occasions on which work must be performed on an overtime basis. When such determination has been made by the Company, those employees within the department who can perform this work must, in the order of seniority, accept this overtime work unless excused by the

Company. Employees scheduled to work overtime on

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weekdays shall be notified at least one hour before the overtime is scheduled to commence, except in case of emergency. Employees scheduled to work on Saturday shall be notified before lunch time on Friday, except in case of an emergency.

             B. Compensation at the rate of one and one-half times the regular rate of pay shall be paid for all work performed in excess of 40 hours in a week. Holidays and vacation will be considered as time worked for the purpose of this Article. The Company will pay straight time plus holiday pay for all work performed on holidays. It is agreed that there shall be no pyramiding of overtime under this Agreement.

                            ARTICLE 9. HOURS OF WORK

             The normal workday is eight (8) hours, excluding a 30 minute unpaid lunch period on all work days. The daily and weekly work schedules are the hours employees are expected to work under normal conditions, but not a guarantee of hours to be worked or a guarantee of pay for hours not worked nor a limit on the Employer's right to require overtime work.

             Each employee shall receive one (1) ten (10) minute rest period in the morning, and one (1) ten (10) minute rest period in the afternoon each day.

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             Starting and quitting times are left to the option of management and may be changed from time to time to meet the varying conditions of business.

                              ARTICLE 10. SENIORITY

             A. Seniority is defined as the length of an employee's continuous unbroken service with this Company. All regular employees on the active payroll who have satisfactorily completed their probationary period prior to the effective date of this Agreement, shall retain their present relative seniority. Employees presently defined as probationary shall upon satisfactorily completing their probationary period assume their relative positions on the seniority list as of their date of hire.

             B. Application of seniority: Seniority will be applied on a plant-wide basis.

                    1. In layoffs and recalls following layoffs, where among employees involved the qualifications to perform the available work are relatively equal, the employee with the greatest seniority shall be entitled to primary consideration. The Company will be the sole judge of the qualifications of its employees to perform the available work.

                    2. All job vacancies will be posted on the bulletin board for five working days. Any qualified employee may apply for the job by signing the posting sheet. In

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making promotions from one job to another covered by this Agreement, consideration shall be given first to ability and second to length of service. It is understood, however, that when such factors are equal between employees, the employee with the greatest seniority shall receive the position. The Company shall be, the sole judge of an employee's qualifications. A 30-day period is needed in order to qualify.

                    3. The Company and Union agree that those employees hired by the Company as part-time or seasonal employees as set forth in Article 4 above shall not acquire seniority on the Company's regular seniority list.

             C. Employees shall lose their seniority rights for the following reasons:

                    1. If an employee voluntarily quits.
                    2. If an employee is discharged.
                    3. If an employee fails to return to work after having been on layoff, within 48 hours exclusive of Saturdays, Sundays, and holidays after receipt of the notice of recall to work either by certified mail, return receipt requested, or telegram. The employee is responsible for keeping the Company advised at all times of his/her latest phone number and post office address. An employee who fails to advise the Company within 24 hours after receipt of a recall notice exclusive of Saturdays, Sundays, and holidays as to his/her intentions to return to work shall be deemed to

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have quit unless the employee is hospitalized or otherwise incapacitated by illness and can present medical evidence to substantiate such excuse.
                    4. Layoff for a period of six months.
                    5. Unauthorized failure to report to work for
                       three consecutive working days when work is available.
                    6. Unauthorized leave of absence.
                    7. Failure to return to work after an approved
                       leave of absence.
                    8. Unexcused absence, as set forth in Article 11
                       herein.
                    9. Retirement

             D. Any employee rehired after losing his/her seniority will be rehired as a new employee.

                       ARTICLE 11. ABSENTEEISM - LATENESS

             A. An employee prevented from attending his/her assigned work shall immediately, and before his/her scheduled starting time, notify the plant office. Any employee who is absent for more than one day shall give advance notice to the plant office of his/her intention to return to work before the close of his/her regular shift on the preceding day.

             B. Unexcused absence from work or tardiness shall subject an employee to discipline, up to and including discharge.

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             C. The Company agrees to excuse absences for which permission is granted at least seven working days prior to the date of absence and based upon proof of good cause satisfactory to the Management.

                        ARTICLE 12. LAYOFF AND DISCHARGE

             A. The Company shall have the right to immediately discipline or discharge employees for reasonable cause. Examples of reasonable cause are the sale, use or possession of drugs, consumption of alcohol, theft, fighting, excessive absenteeism, failure to follow directions or disrespect of management and possession of a firearm during working hours on Company premises. Discipline shall be subject to the Grievance Procedures set forth herein in Article 15.

             B. The Company shall have the right to lay off employees whenever it determines that economic reasons require such a layoff. The principle of seniority and ability to do the work, as determined by management, shall govern and control all cases of layoff or recall of the working force.

                              ARTICLE 13. HOLIDAYS

             A. The Company observes the following legal holidays, which all eligible employees shall receive off with pay:

                    New Year's Day (January 1)
                    Good Friday (The Friday before Easter)

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                    Memorial Day (last Monday in May)
                    Independence Day (July 4th)
                    Labor Day (St. Monday in September)
                    Thanksgiving Day (4th Thursday in November)
                    Christmas Day (December 25)

             B. An eligible employee required to work on the holiday shall be paid straight time, in addition to a day's pay for the holiday, for all work performed at the behest of the Company on those days no matter what day of the week the holiday falls.

             C. Probationary employees shall not receive holiday pay for holidays falling within their initial thirty (30) days of employment.

             D. An employee must work his/her last one full scheduled workday before and his/her next one full scheduled workday after a holiday in order to be eligible for holiday pay.

             E. Any holiday which falls on a Saturday or Sunday shall be celebrated on the preceding Friday or the succeeding Monday at the option of the Company. The Company will notify the employees of its option by the Friday of the previous weekend.

                              ARTICLE 14. VACATIONS

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             A. All employees are entitled to vacations with pay based on the length of their employment with the Company. Vacations are granted according to the following schedule:

Length of Service(2)            Length of Vacation
--------------------            ------------------

After one year
but less than five years      One week with pay

After five years
but less than ten years       Two weeks with pay

After ten years               Three weeks with pay


             All vacations with pay shall be figured on the employee's anniversary year.

             B. Employees must choose their vacation in accordance with a schedule prepared by the Employer by order of seniority.

             C. Any employee with one or more years of service, who is eligible for vacation with pay, must work at least a minimum of one thousand seven hundred (1700) hours during the previous anniversary year. Any employee eligible for vacation with pay who works less then one thousand seven hundred (1700) hours during the previous anniversary year will be granted a pro-rated vacation.

             Any employee with one or more years of service, who is eligible for vacation with pay, who is terminated, shall be paid vacation pay earned, but unpaid at the time of

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2 Time spent on layoff and personal leave of absence does not count towards accrual of length of service.

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termination. This policy shall not apply to an employee who quits without the proper notice (five (5) calendar days), or is terminated for cause.


             D. Vacation pay will be forty (40) hours at the regular straight time hourly rate for each week of eligible vacation.

             E. In the event a holiday observed by the Employer falls within a vacation period an additional day will be granted at a time satisfactory to the Employer, provided such holiday falls on a regular work day.

             F. If the Employer decides to take a vacation shutdown period at any time during the calendar year, eligible employees will take their vacation during that period.

             G. The Company encourages employees to take their vacation time off. Vacations cannot be accumulated from year to year. Employees shall be compensated for unused vacation if the employee did not take his or her vacation at the request of management.

                 ARTICLE 15. GRIEVANCE PROCEDURE AND ARBITRATION

             A. Should any dispute between the Company and the Union or any employees arise out of the interpretation or application of this Agreement, that dispute shall be known as a grievance for the purpose of this Article. There shall be an earnest effort on the part of both parties to settle same

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promptly and through steps hereinafter set forth, it being understood and agreed that no grievance shall be accepted for consideration unless reduced to writing and presented in the first step within three working days of the time the involved employee became aware or should have become aware of the occurrence of the incident causing the grievance. The time limit for grievance involving payroll calculations shall be five working days. In both cases, time being of the essence, an untimely grievance shall not be processed in the grievance procedure. In the event a grievance is not presented within the herein stated time limits but is erroneously accepted by the receiving party, it is understood there is no obligation to respond to said grievance.

             Timely grievances shall be processed as follows:
             Step 1: By conference with the employee, the shop steward and supervision.

             Step 2: By conference between the Union official and the Company within five days of the response in Step 1.

             B. In the event the foregoing steps fail to bring about a settlement of such grievance or dispute, then same may be submitted for arbitration. Only the Company and/or the Union may submit a grievance to arbitration. Such arbitration shall be held pursuant to the rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding on both parties to this Agreement, as well as the employee(s) involved.


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             In the case of discharge or disciplinary grievance, the arbitrator shall have the power to return the grievant to his employee status with or without restoration of back pay, or mitigate the penalty as equity suggests under the facts.

             It is further agreed that the above grievancearbitration procedure shall and the same hereby is the sole method of settling disputes, differences or controversies arising between the parties hereto or between an employee and the Employer and it is further agreed that the employees covered hereunder shall be bound by any decision, determination, agreement or settlement which may be effectuated pursuant to invoking the grievance-arbitration procedure.

             The arbitrator shall have jurisdiction and authority only to interpret and/or apply the provisions of this agreement, and shall not have any jurisdictional authority to add to, subtract from, change, alter, or modify in any way, any of the terms of this agreement.

             In all cases, the arbitrator will render a written opinion and decision, within thirty (30) days after the date of the hearing on the specific matters submitted to arbitration, which said decision shall be final and binding upon both parties hereto.

             The Union shall have authority to settle or abandon grievances before or after they are submitted for arbitration. Any grievance not processed by the parties in

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accordance with the time limit established by this contract, shall be deemed abandoned.

             C. The costs of the arbitration, including the arbitrator's fees and expenses, shall be borne equally by the parties.

             D. The arbitrator designated to hear all disputes under this agreement shall be Richard Adelman.

                        ARTICLE 16. STRIKES AND LOCKOUTS

             A. During the term of this Agreement, no employees shall, and the Union for itself and its members employed by the Company covenants and agrees that neither the Union nor its said members shall cause, take part in or authorize any strike, including sympathy strikes, (whether sit-down, stay- in, sympathetic, general or any other kind), a slow-down program, walkout, picketing, stoppage, sick-out or retarding of work or boycott, or any other interference with the Company's business or the operation or conduct thereof.

                    In the event of any action forbidden hereinabove, the Company shall not be required to negotiate on the merits of the dispute which allegedly gives rise to the stoppage until the stoppage or interference with production or service has ceased. The Company shall have the right to discipline, up to and including discharge, any employee who instigates, participates in, or gives leadership to any activity herein

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prohibited, and such discipline shall not be subject to the arbitration procedure of this Agreement.

             B. The Employer agrees that it will take no action against the Union, its duly constituted officers, executive board or authorized representatives in the case of an unauthorized strike or work stoppage not officially approved by the Union and its representatives duly authorized to call a strike, provided:

                     1.  the Union, immediately after notification by

the Employer or after knowledge by a duly constituted officer or agent of the Union that a strike or work stoppage exists, publicly disclaims responsibility or authorization for the strike, and

                    2. officially orders the striking employee Union members immediately to return to work.

             C. The Union agrees that the Employer shall have the absolute right to discharge or otherwise discipline the instigators of and participants in such strike, stoppage of work, or slowdown.

                               ARTICLE 17. WAIVER

             The parties acknowledge that during the negotiations which resulted in this Agreement, each had the unlimited right and opportunity to make demands and proposals with respect to any subject or matter not removed by law from the area of collective bargaining, and that the understandings

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and agreements arrived at by the parties after the exercise of that right and opportunity are set forth in this Agreement. Therefore, the Employer and the Union, for the life of this Agreement, each voluntarily and unqualifiedly waives the right, and each agrees that the other shall not be obligated, to bargain collectively with respect to any subject or matter not specifically referred to or covered in this Agreement, even though such subjects or matters may not have been within the knowledge or contemplation of either or both of the parties at the time they negotiated or signed this Agreement.

                               ARTICLE 18. GENERAL

             The Union understands and agrees that certain employees, outside of the bargaining unit, have duties and responsibilities which require them to work with employees covered by the Agreement and perform work which employees covered by this Agreement may also perform. Further, the Union understands and agrees that in order to assure effective, efficient and expeditious service to the Employer's customers, any and/or all of the Employer's employees may be used to perform services covered hereunder when, in the Employer's opinion, the efficient operation of the plant mandates their assignment to perform such services.

                             ARTICLE 19. SICK LEAVE

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             Effective January 1, 1998 the Employer agrees to grant two
(2) days paid sick leave, per calendar year. Employees shall be eligible for such paid sick leave upon completion of six (6) months of employment.

             The Employer shall pay for all unused sick leave, on the first pay day of the new year.

                          ARTICLE 20. TERM OF AGREEMENT

             A. This Agreement shall have a term of five years effective September 1,1997, and shall remain in full force and effect through August 31, 2002.

             B. The Agreement shall automatically be renewed from year to year thereafter unless either party gives the other notice by certified mail at least 60 days before the date fixed for expiration that this contract shall not be renewed automatically for the ensuing year, and that it desires to negotiate modifications thereto. The party so notifying the other of its intent to negotiate modifications shall send a written proposal containing the desired modifications to the other party no later than 60 days prior to the expiration date. Failure to provide the written proposal as specified herein shall operate to extend the expiration date to a date 60 days after the written proposals are sent, unless the parties specifically agree in writing to an expiration date other than that which would result by the operation of this provision.

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             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed this 1st day of September,1997.

SEL-LEB MARKETING, INC.        LOCAL UNION NO. 300-S SERVICE
                               & SALES DISTRICT COUNCIL
                               I.U.C. AFL-CIO

By /s/ Jan S. Mirsky          By
  ------------------------       ---------------------------
   Executive V.P.
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